                                  [LETTERHEAD]

Contact:  Clark C. Grant                               For Immediate Release
          Executive VP of Finance, Treasurer           -----------------------
                                                            August 7, 1996

                             BUFFETS, INC. ANNOUNCES

                   RECORD RESULTS FOR THE SECOND QUARTER 1996

Eden Prairie, Minnesota . . . Clark C. Grant, Executive Vice President of Finance, Treasurer (NASDAQ: BOCB), reported that the second quarter of 1996 was the most profitable quarter in the history of the Company.

For the second quarter (12 weeks) 1996, net earnings increased 8.5% to $8,217,000 from $7,571,000 in 1995. Earnings per share increased 8.3% to $.26 on 31,541,000 shares, compared to $.24 on 31,331,000 shares in 1995. Restaurant sales for the quarter increased 10.2% to $131,451,000 from $119,282,000 during the same quarter of 1995. Average weekly sales per restaurant decreased during the second quarter by 1.2% to $43,363 from $43,906 for the second quarter 1995. Comparable restaurant sales were down 2.9% versus that quarter.

For the twenty-eight weeks ended July 17, 1996, net earnings decreased 4.3% to $13,766,000 from $14,380,000 in the same period in 1995. Earnings per share decreased 4.3% to $.44 from $.46 in the same period of 1995. Restaurant sales for the twenty-eight week period increased 10.0% to $287,386,000 from $261,372,000 in 1995. Average weekly sales per restaurant decreased during the first twenty-eight weeks by 2.5% to $41,114 from $42,168 for the same period in 1995. Comparable restaurant sales were down 2.7% versus that period.

In regards to the second quarter, Roe H. Hatlen, Chairman and CEO, stated, "We are pleased with the net results of the second quarter, however, we recognize that we must be more effective in building business at the store level especially in non-media markets. Our customer satisfaction program continues to work as complaints are running well below last year. This is especially true at our new restaurants, where we have strengthened the opening program and increased our training in an effort to reduce the "honeymoon trial" customer declines typically associated with restaurant openings. We are pleased that the thirteen new restaurants opened in 1996 generated average weekly sales in the second quarter of $53,858, well above the Company average.

"During the quarter the marketing campaign that we began late in the first quarter was effective in building sales and profits compared to non-marketing areas. Marketing expenditures were $2,469,000 versus $844,000 in 1995. The program will continue during the third quarter. Also during the second quarter we continued our commitment to operational excellence as 57 of our Food Managers' completed a two week food refresher class at the OCB Training College in Minneapolis. Currently, 92 of our food managers have completed this program. By year end all food managers will have completed the program as we continue to build our food expertise."


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Commenting on the third quarter, Mr. Hatlen stated "We are looking for a more profitable quarter than a year ago despite a soft start due to the Olympic games which had some of our customers eating at home, especially at dinner time to watch the games on T.V." Hatlen also said, "Preparations for the prospective merger with HomeTown Buffet, Inc. are moving along very well. Numerous meetings have been held, an Olympic type excitement is building and everyone is getting ready to hit the ground running when the merger is approved by both Company's respective shareholders. The record date has been set for August 16 with the mailing of the proxy statements on August 19 and the special shareholders meetings of both companies to be held on September 19, 1996."

In regard to new restaurant openings, Mr. Hatlen said, "Five new restaurants opened during the quarter and six other units were under construction at quarter end. Approximately six restaurants are expected to open during the third quarter and 10 to 15 in the fourth quarter. In light of management's concentration on meshing the Company with HomeTown Buffet, Inc., the development schedule has been adjusted. This includes two planned openings that were dropped to fit better with the development objectives of a combined organization." He also said "one restaurant opening will be delayed due to redesign to test new buffet concepts."

Buffets, Inc. currently operates 256 Old Country Buffet restaurants in 31 states and franchises six restaurants in two states.

This press release contains forward-looking statements, including statements regarding the Company's prospective merger plans, expectations regarding third quarter profitability and the number of restaurants expected to be opened during the remainder of 1996. In addition to the factors discussed above, other factors that could cause actual results to differ materially include the success of the merger, adverse weather conditions, the success of the Company's advertising program, changes in food supply costs and general economic conditions. In addition, the ability of the Company to open new restaurants depends on a number of factors, including its ability to find suitable locations and negotiate acceptable leases and land purchases, its ability to attract and retain qualified restaurant managers and the availability of capital.

To hear the recorded quarterly financial results please call our shareholder information line at 1-888-731-9401. To receive a release via fax, call 1-800-758-5804 extension 122825. Our Internet address is:
http://www.prnewswire.com/cnoc/exec/menu?/122825


                     Financial Highlights on Following Page

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                         BUFFETS, INC. AND SUBSIDIARIES
                              RESULTS OF OPERATIONS
                                  JULY 17, 1996
                                   (UNAUDITED)


                                          Twenty-Eight Weeks Ended                    Twelve Weeks Ended
                                   ------------------------------------------- -------------------------------------------
                                            (In thousands, except for per share amounts and average weekly sales)
                                    July 12,              July 17,              July 12,              July 17,
                                      1995      Percent     1996      Percent     1995      Percent     1996      Percent
                                   ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Restaurant sales                    $201,372    100.0%    $287,386    100.0%    $119,282    100.0%    $131,451    100.0%

Restaurant costs:
  Food costs                          91,337     34.9%      98,988     34.5%      41,505     34.8%      44,415     33.8%
  Labor costs                         73,688     28.2%      82,011     28.5%      33,163     27.8%      35,978     27.4%
  Direct and occupancy costs          59,256     22.7%      68,707     23.9%      26,633     22.3%      30,400     23.1%
                                    --------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Total restaurant costs          224,261     85.8%     249,706     86.9%     101,301     84.9%     110,793     84.3%
                                    --------- ---------- ---------- ---------- ---------- ---------- ---------- ----------

Restaurant profits                    37,111     14.2%      37,680     13.1%      17,981     15.1%      20,658     15.7%

Selling general and
  administrative expenses             14,034      5.4%      15,846      5.5%       5,820      4.9%       7,640      5.8%
                                    --------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                      23,077      8.8%      21,834      7.6%      12,161     10.2%      13,018      9.9%

Other income                             118      0.0%         372      0.1%          52      0.0%         238      0.2%
                                    --------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Earnings before income taxes          23,195      8.8%      22,206      7.7%      12,213     10.2%      13,256     10.1%

Income taxes                           8,815      3.3%       8,440      2.9%       4,642      3.9%       5,039      3.8%
                                    --------- ---------- ---------- ---------- ---------- ---------- ---------- ----------

Net earnings                         $14,380      5.5%     $13,766      4.8%      $7,571      6.3%      $8,217      6.3%
                                    --------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                    --------- ---------- ---------- ---------- ---------- ---------- ---------- ----------

Earnings per share                      $.46                  $.44     -4.3%        $.24                  $.26      8.3%
                                    ---------            ----------            ----------            ----------
                                    ---------            ----------            ----------            ----------

Common shares                         31,231                31,550      1.0%      31,331                31,541      0.7%

Number of Company-owned
  restaurants open at
  end of period                          230                   255     10.9%         230                   255     10.9%

Average weekly sales of
  Company-owned restaurants
  open at end of period              $42,168               $41,114     -2.5%     $43,906               $43,363     -1.2%

                                            Condensed Consolidated Balance Sheet
                                                         (Unaudited)
                                                           Assets

                                        January 3,                July 17,
                                           1996                     1996
                                      --------------           --------------
                                                   (in thousands)
Current assets                             $29,395                  $34,354
Property and equipment (net)               220,627                  223,497
Goodwill (net)                               5,365                    5,210
Other assets                                   520                      463
                                      --------------           --------------
                                          $255,907                 $263,524
                                      --------------           --------------
                                      --------------           --------------

                                      Liabilities and Stockholders' Equity


Current liabilities                        $57,402                  $59,297
Longterm debt                               14,000                    5,000
Deferred income                                598                      387
Deferred income taxes                       11,979                   12,641
Stockholders' equity                       171,928                  186,199
                                      --------------           --------------
                                          $255,907                 $263,524
                                      --------------           --------------
                                      --------------           --------------